Exhibit 99.4

TRADING DATA

The following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds. Except as otherwise noted below, all such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table excludes commissions paid in per share prices.

Entity	Trade Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security	Expiration Date
Sachem Head LP	02/01/2022	Buy	4,312	48.2800	OTC physically settled total return swap*	1/30/2025
Sachem Head LP	02/09/2022	Buy	100	46.6550	Common stock	N/A
Sachem Head LP	3/01/2022	Sell	2,674	47.3700	OTC physically settled total return swap*	1/30/2025
Sachem Head Master LP	02/01/2022	Sell	4,312	48.2800	OTC physically settled total return swap*	12/6/2024
Sachem Head Master LP	02/09/2022	Buy	100	46.6550	Common stock	N/A
Sachem Head Master LP	3/01/2022	Buy	2,674	47.3700	OTC physically settled total return swap*	2/27/2025
SH Stony Creek Master Ltd.	02/03/2022	Buy	60,000	44.8890	OTC physically settled total return swap	2/5/2025
SH Sagamore Master IX Ltd.	01/18/2022	Buy	234,727	45.5130	Common stock	N/A
SH Sagamore Master IX Ltd.	01/19/2022	Buy	41,973	46.6120	Common stock	N/A
SH Sagamore Master IX Ltd.	01/25/2022	Buy	650,000	43.2330	OTC physically settled total return swap	1/27/2025
SH Sagamore Master IX Ltd.	01/26/2022	Buy	300,000	43.5190	OTC physically settled total return swap	1/27/2025

* Trade represents a rebalancing transaction.